As of October 31, 2012, the following
persons or entities no longer own
more than 25% of a funds voting securities.

Person/Entity

NATIONAL FINANCIAL SERVICES LLC
ACCESS FLEX HIGH YIELD                     23.16%

AMERITRADE INC
ACCESS FLEX HIGH YIELD                      6.40%